Executive Compensation Program F’18 EXHIBIT 10(a)

Executive Compensation Program Important LegaL InformatIon Notice to participants in the Campbell Soup Company (the “Company”) 2015 Long-Term Incentive Plan (the “Plan”). This brochure constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. The Long-Term Incentive (LTI) Program, which is a program provided under the Plan, gives participants the opportunity to receive awards including performance restricted stock units based on Total Shareowner Return (TSR) ranking compared with TSRs of the companies in the S&P Packaged Foods Group (PSUs), time-lapse restricted stock units (RSUs), performance restricted stock units based on Earnings Per Share (EPS) goals (EPS Units) and stock options (collectively, the “awards”). Participation in the Plan is covered by a Registration Statement on Form S-8 (the “Registration Statement”), filed with the SEC pursuant to the Securities Act of 1933. The maximum number of shares of Company common stock that may be granted pursuant to awards under the Plan is 13 million. The Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) interprets and administers the LTI Program. Committee members are appointed by the Board of Directors of the Company for a term of one year. Its decisions are final and conclusive with respect to interpretation of the Plan and any awards. All awards are subject to the terms and conditions of the Plan and to such other terms and conditions as the Committee deems appropriate, including the terms, restrictions, and provisions of this brochure, and any agreement or statement related to each award. All tax-related information in this brochure relates only to current U.S. tax laws. Tax information and related administrative provisions may vary for participants outside the U.S. The Plan is not subject to provision of ERISA. The Company expects to continue the Plan until its termination date of November 18, 2025, but reserves the right to change or end the Plan at any time. If the Company does make a change or ends the Plan, you will be notified. No such change or termination shall alter or impair any outstanding awards without the consent of the participant. No award will be made after the plan’s termination date, but awards made prior to the termination date may extend beyond that date. The Company will provide without charge to each participant, upon request, a copy of any documents incorporated by reference in the Registration Statement and such documents are incorporated by reference herein. A request for information about the Plan, it’s administrators and any documents incorporated by reference, should be directed to: Corporate Secretary Campbell Soup Company One Campbell Place Camden, NJ 08103-1799 (856) 342-4800 September 2017 This brochure reflects the terms and conditions applicable to the F’18 grant made in October 2017. If any information in the brochure conflicts with the Plan or any applicable award agreement, the terms of the Plan and/or applicable award agreement will control.

Executive Compensation Program Creating Shareholder Value 2 LTI Eligibility 2 Determining Your Grant 2 Grant Vesting and Mix 2 Grant Acknowledgment 3 Performance Restricted Stock Units 4 Dividend Equivalents 5 Selling Your Stock - Restrictions 6 Taxation 7 Incentive Compensation Clawback Policy 8 If You Leave Campbell 9 Change in Control 12 Key Terms 13 Additional Legal Terms 14 Stock Plan Contact Information 15 Contents F’18 LONG-TERM INCENTIVE Program | 1

Executive Compensation Program

CREATING SHAREHOLDER VALUE

The Campbell Soup Company Long-Term Incentive (LTI) Program is designed to recognize your performance and potential as well as reward you for our success in creating shareholder value. The LTI Program also provides you with an opportunity to increase your ownership in the Company.

LTI ELIGIBILITY

You are eligible to participate in the LTI Program if, on August 1 prior to the grant date, you are a regular salaried employee, Level E* or above, of the Company or its participating subsidiaries, and you are regularly scheduled to work at least 20 hours[(1)] per week.

DETERMINING YOUR GRANT

Each job level has a competitive LTI target range. In the U.S., the target ranges are expressed as a percentage of base salary. For participants outside the U.S., the target range for each job level is based on a U.S. dollar range that is driven by competitive market data. To determine your grant, your manager will make a LTI recommendation based on an assessment of your contribution during the fiscal year and your future potential.

GRANT VESTING AND MIX

Depending on your level in the organization, F'18 LTI grants are comprised of stock options, performance-based restricted stock units (PSUs) and time-lapse restricted stock units (RSUs). The actual mix of units in your LTI grant is shown below:


25%
25%
50%
35%
65%
50%
50%
70%
30%
Level A(2)
Level B
Level C & D
Level E*
Stock Options
RSU (Time-Lapse)
PSU (Relative TSR)

*Beginning with the F'19 (October 2018) grant, all Level E's are eligible for LTI, however only up to 50% will receive grants in a given year.

(1) May vary by country

(2) LTI grants to Executive Officers consist of 50% PSUs, 25% stock options and 25% Earnings Per Share (EPS) units. Stock Options will vest one-third per year over three years on each September 30. EPS units will vest one-third per year over three years on each September 30 if the Company EPS performance goal is met for the first fiscal year of the grant.

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Executive Compensation Program grant VestIng and mIX, Cont’d • PERFORMANCE RESTRICTED STOCK UNITS (PSUs) - This portion of your LTI grant is based on Company performance and may vest on the September 30 at the end of the three-year vesting period. If any of the award vests, it is paid in shares in the month following that vesting date. The number of PSUs you ultimately receive will be determined by the Company’s Total Shareholder Return (TSR) ranking compared with the TSRs of the companies in the S&P Packaged Foods Group. • TIME-LAPSE RESTRICTED STOCK UNITS (RSUs) - This portion of your LTI grant vests based on the passage of time and your continued employment with the Company. RSUs vest one-third per year over three years on each September 30 following the grant date. One-third of your RSUs will be paid in shares in the month following each vesting date. • EPS PErformancE UnitS - For Executive Officers, EPS performance units are substituted for RSUs in order to preserve the tax deductibility of this portion of Executive Officer’s LTI grants. EPS performance units vest one-third per year over three years on each September 30 following the grant date, provided the designated EPS goal is met in the first fiscal year of the grant. One-third of the EPS Units will be paid in shares in the month following each vesting date. • STOCK OPTIONS - Stock options provide the right to buy shares of Campbell stock at a fixed price for up to ten years. As long as you remain an active employee, your options will vest one-third per year over three years on each September 30 following the grant date. Please refer to the Stock Option Program brochure for additional details. Note: Once an award is paid and applicable tax liabilities are met, you may contact the LTI Program administrator, UBS (www.ubs.com/onesource/cpb, within the U.S. 1-877-UBS-SOUP (or 1-877-827- 7687), or outside the U.S. 1-201-272-7643), to sell your shares. You may be subject to other Company policies and limitations regarding the sale of Campbell stock, as described on page 6 of this brochure. Here is a look at how vesting occurs: grant aCKnoWLedgment Beginning with the F’18 grant (October 1, 2017) and any grant thereafter, you will be required to log on to the UBS website to certify that you have read and accept the terms and conditions related to each grant. Once you have received your grant, visit the UBS website (http://ubs.com/onesource/cpb) to acknowledge the terms and conditions for each type of award granted (RSUs, PSUs, EPS, Options). F’18 LONG-TERM INCENTIVE Program | 3 PSUs RSUs* Options OCT 2017 OCT 2018 OCT 2019 LTI VESTING OCT 2020 Three-year Vesting Period Final Third Vests Final Third Vests Second Third Vests Second Third Vests First Third Vests First Third Vests * Includes EPS performance units assuming EPS goal is met

Executive Compensation Program

PERFORMANCE RESTRICTED STOCK UNITS (PSUs)

PSU Award

At the end of the three-year performance period, which began at the start of F'18 and continues through the end of F'20, the PSU portion of your grant is determined by the Company's TSR ranking compared with the TSRs of the companies in the S&P Packaged Foods Group. For the F'18 grant, you have the opportunity to earn from 0 - 200% of the original number of PSUs granted based on this ranking. The following schedule determines the units earned for different ranking results and lists the comparator companies applicable to this grant.

In addition, the F'18 grant includes two modifiers to the performance/payout grid. There is a maximum payout of 100% if Campbell's absolute TSR is negative, regardless of performance against peers, and there is a minimum payout of 25% if Campbell's absolute TSR performance over the three-year period is at least 10%, regardless of performance against peers.

F'18 GRANT
TSR PERFORMANCE/PAYOUT SCHEDULE

Campbell TSR Performance Rank (over three-year period)	Units Earned (Percent of Grant)
1 of 11	200%
2 of 11	200%
3 of 11	175%
4 of 11	150%
5 of 11	125%
6 of 11	100%
7 of 11	75%
8 of 11	50%
9 of 11	0%
10 of 11	0%
11 of 11	0%

AUGUST 2017
THE S&P PACKAGED FOODS GROUP*

1. Campbell	7. Kraft Heinz
2. ConAgra	8. McCormick
3. General Mills	9. Mondelēz
4. Hershey	10. Smucker
5. Hormel	11. Tyson
6. Kellogg	

* Companies on the list are subject to change based on future adjustments to the S&P Packaged Foods Group

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Executive Compensation Program performanCe restrICted stoCK UnIts (psUs), Cont’d Understanding TSR TSR is the return on the stock, taking into account the change in the stock price over a given time period, and assuming dividends are reinvested. Campbell performance over the three-year performance period will be compared to that of our peer companies. TSR will be measured “point-to-point,” with the starting and ending points based on the average 20-trading day closing stock prices at the end of Campbell’s fiscal years. What happens if there is a change to the companies included in the S&P Packaged Foods Group? If a company is added to the S&P Packaged Foods Group in the first year of a three-year performance period, the peer group will be adjusted effective as of the date of the change. The new company’s TSR will be calculated using the average 20-day closing stock price for the 20 trading days immediately following its addition to the group. If there is an addition to the S&P Packaged Foods Group in the second or third fiscal year of the three-year performance period, no adjustment will be made to the peer group during that performance period. If a company is deleted from the peer group in the first year of a three-year performance period, it will be deleted from the group retroactive to the beginning of the performance period. If a company is deleted in the second or third year of a three-year performance period and continues to be traded publicly as an independent entity, it will continue to be included in the group for the applicable performance period(s). If such a company does not continue to be traded as an independent entity, it will be deleted from the peer group retroactive to the beginning of the performance period. The TSR results of the deleted company will have no effect on the measurement of the full three-year results. F’18 LONG-TERM INCENTIVE Program | 5 dIVIdend eQUIVaLents Dividend equivalents are accumulated during the respective vesting periods for PSUs, RSUs and EPS units and paid in cash in a lump sum in the month after the underlying units vest. Dividend equivalents are based on the actual number of units that vest. With limited exceptions as outlined on pages 9, 10 and 11, if you leave before a PSU, RSU and EPS unit vesting date, you will forfeit accumulated dividend equivalents. Outside the U.S., the payment of dividend equivalents, if any, will be governed by local tax law. Dividend equivalents cannot be reinvested automatically.

Executive Compensation Program seLLIng YoUr stoCK - restrICtIons Upon vesting, stock units are paid in shares. Once you own shares of Campbell stock, you may sell them like any other shares you own. However, as an employee of the Company, you may be subject to special restrictions on when you may sell your Campbell stock. Specifically, if you have information that is considered “material” and has not yet been released to the public, you may not buy or sell Campbell stock. Information is considered material if there is a likelihood that a reasonable investor would consider that information important in deciding whether to buy, sell or hold Campbell stock. Some examples of possible material information include any of the following unannounced to the public: • Earning estimates • Significant acquisitions or divestitures • Significant new products • Significant changes in operations • Dividend increases or decreases • Extraordinary management changes If you buy or sell Campbell stock when you have this kind of information, you could be subject to civil and criminal penalties under U.S. Federal securities laws. In addition, certain employees who regularly receive confidential information about the Company can only buy or sell Campbell stock during “trading windows.” The Legal Department notifies employees who are subject to this limitation, and these employees must receive approval from the Legal Department in order to sell shares. Also, you are subject to additional selling restrictions if you are covered by the Executive Stock Ownership Program and have not yet met the ownership requirements. Please refer to the Executive Stock Ownership Program brochure for more details. Executive Officers may also be subject to restrictions under Securities and Exchange Commission Rule 144. If you have any questions about the appropriateness of selling your Campbell stock, please consult the Legal Department. F’18 LONG-TERM INCENTIVE Program | 6

Executive Compensation Program taXatIon Based on current law, this section provides a general description of expected U.S. federal income tax effects on PSUs, RSUs and EPS units. Please note that this section does not address Social Security, state, local and foreign taxes, and any other tax consequences that could apply to you based on your circumstances. In addition, the Company is not guaranteeing any particular tax results related to your award. The Company will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable law. Due to the complexity of the tax rules applicable to these awards, please consult your personal tax advisor before making any decisions about your awards. Within the United States For participants subject to United States taxation (U.S. citizens, including those on expatriate assignments to other countries, “green card” holders, and any others treated as U.S. tax residents), current federal tax law results in the following tax treatment: • Units are not subject to income taxation at the time they are granted • When grants are paid in shares, the fair market value of the shares is taxable as ordinary income • Dividend equivalents on units are taxable as ordinary income when they are received In order to meet any federal, state or local tax withholding obligations with respect to an award under the LTI Program, you may elect to have the Company, subject to procedures established by the Company: • Withhold all or a portion of an LTI award; • Withhold from your paycheck; or • You may write a personal check to cover the withholding If you are or become eligible for retirement during the applicable vesting period, the Company may be required to collect FICA taxes from you prior to vesting in the units or receipt of shares. If a portion of your award is included in income under Internal Revenue Code section 409A, that portion will be distributed to you immediately. As required under applicable laws, the Company reports plan payments and other plan-related information to the appropriate governmental agencies. Outside the United States To the extent the Company is required to withhold foreign taxes in connection with your PSU’s, RSU’s, EPS units and stock options, the Company may require you to make arrangements as the Company deems necessary for the payment of such taxes required to be withheld. You may contact your local tax or financial advisor for information on the tax treatment of your award and dividend equivalent payments. F’18 LONG-TERM INCENTIVE Program | 7

Executive Compensation Program InCentIVe CompensatIon CLaWBaCK poLICY In September 2017, the Board of Directors of the Company approved the Campbell Soup Company Incentive Compensation Clawback Policy (the “Clawback Policy”) to better align our compensation practices with our shareholders’ interests and ensure that incentive compensation is based upon accurate financial information. The Clawback Policy allows for recovery of cash and equity incentive compensation of certain employees,(1) which includes AIP awards and grants made under our LTI Program, in the event the Company is required to prepare a material financial restatement due to fraud or intentional misconduct. The Committee has sole discretion to determine whether and how to apply the Clawback Policy. In determining whether to recover compensation, the Committee will consider whether the individual received incentive compensation based on the original financial results that was in excess of the compensation that should have been received based on the restated financial results. The Committee will also consider the accountability of the individual for the restatement, including whether the individual engaged in the fraud or intentional misconduct. A copy of the Clawback Policy can be found on the Winning With Integrity portal under Core Corporate Policies. If you have any questions about the Clawback Policy, please contact the Legal Department. F’18 LONG-TERM INCENTIVE Program | 8 (1) The Clawback Policy covers Executive Officers, the Controller, and any current or former Company employee directly or indirectly involved in the fraud or intentional misconduct.

Executive Compensation Program If YoU LeaVe CampBeLL PERFORMANCE RESTRICTED STOCK UNITS(2)(3) TIME-LAPSE RESTRICTED STOCK UNITS Resignation Forfeit all units If you leave Campbell before the end of the vesting period, your eligibility for awards under the LTI Program for the F’18 grant made in October 2017(1) will be affected as shown below: Retirement(4) Company-Initiated Termination for Reasons Other than Cause (Non-Retirement Eligible) (4)(5)(6) Termination for Cause F’18 LONG-TERM INCENTIVE Program | 9 Forfeit all units Forfeit all units Forfeit all units Eligible for prorated award if employed at least six months following the grant date. Units are prorated for the number of months worked during the vesting period and a portion is forfeited at time of termination from the Company. Units will be paid in shares following the conclusion of the vesting period. At that time, you will receive the number of units earned prorated for the number of months worked during the vesting period. Eligible for full award if employed at least six months following the grant date. Units will remain subject to the vesting requirements, and will be paid in shares after each vesting date. Eligible for prorated award if employed at least six months following the grant date. Units are prorated for the number of months worked during the vesting period and a portion is forfeited at time of termination from the Company. Units will be paid in shares following the conclusion of the vesting period. At that time, you will receive the number of units earned prorated for the number of months worked during the vesting period. Eligible for prorated award if employed at least six months following the grant date. Units will be prorated for the number of months worked during the three-year graded vesting period applicable to the grant. Prorated units remain subject to the vesting requirements, and will be paid in shares after each vesting date. Also, for U.S. participants, the Company may be required to collect FICA taxes from you prior to your vesting in the units or receipt of shares. (1) For treatment of restricted units granted prior to October 2017, please refer to the applicable prior LTI Program brochures. (2) PSUs have a three-year vesting period and use relative TSR to determine the number of units earned. (3) Under IRS Code 409A, when a Key Employee separates from service, vesting of units is delayed to the first day of the month following six months after separation from service. (4) For LTI Program purposes, “Retirement” is separation from service when you are at least 55 years of age with five or more full years of service. (5) In the event of a divestiture, the six-month service requirement following a grant does not apply. (6) For U.S. participants, when severance is offered, eligibility for a prorated award is contingent upon the Company receiving a signed Severance Agreement and General Release (Release). Without a signed Release, all unvested units are forfeited.

Executive Compensation Program If YoU LeaVe CampBeLL PERFORMANCE RESTRICTED STOCK UNITS(2)(3) TIME-LAPSE RESTRICTED STOCK UNITS Eligible for prorated award if employed at least six months following the grant date. Units are prorated for the number of months worked during the vesting period and a portion is forfeited at time of termination from the Company. Units will be paid in shares following the conclusion of the vesting period. At that time, you will receive the number of units earned prorated for the number of months worked during the vesting period. , Cont’d Total Disability or Death (Non- Retirement Eligible)(4) Total Disability or Death (Retirement Eligible)(4) F’18 LONG-TERM INCENTIVE Program | 10 Eligible for full award if employed at least six months following the grant date. Units will remain subject to the vesting requirements, and will be paid in shares after each vesting date. (2) PSUs have a three-year vesting period and use relative TSR to determine the number of units earned. (3) Under IRS Code 409A, when a Key Employee separates from service, vesting of units is delayed to the first day of the month following six months after separation from service. (4) For LTI Program purposes, “Retirement” is separation from service when you are at least 55 years of age with five or more full years of service. (5) In the event of a divestiture, the six-month service requirement following a grant does not apply. (6) For U.S. participants, when severance is offered, eligibility for a prorated award is contingent upon the Company receiving a signed Severance Agreement and General Release (Release). Without a signed Release, all unvested units are forfeited. Company-Initiated Termination for Reasons Other than Cause (Retirement Eligible) (4)(5)(6) Eligible for prorated award if employed at least six months following the grant date. Units are prorated for the number of months worked during the vesting period and a portion is forfeited at time of termination from the Company. Units will be paid in shares following the conclusion of the vesting period. At that time, you will receive the number of units earned prorated for the number of months worked during the vesting period. Eligible for full award if employed at least six months following the grant date. Units will remain subject to the vesting requirements, and will be paid in shares after each vesting date. Eligible for prorated award if employed at least six months following the grant date. Units are prorated for the number of months worked during the vesting period and a portion is forfeited at time of termination from the Company. Units will be paid in shares following the conclusion of the vesting period. At that time, you will receive the number of units earned prorated for the number of months worked during the vesting period. Eligible for prorated award if employed at least six months following the grant date. Units will be prorated for the number of months worked during the three-year graded vesting period applicable to the grant. Prorated units remain subject to the vesting requirements, and will be paid in shares after each vesting date. Also, for U.S. participants, the Company may be required to collect FICA taxes from you prior to your vesting in the units or receipt of shares.

Executive Compensation Program F’18 LONG-TERM INCENTIVE Program | 11 (1) For treatment of restricted units granted prior to October 2017, please refer to the F’17 and prior LTI Program brochures. (2) For LTI Program purposes, “Retirement” is separation from service when you are at least 55 years of age with five or more full years of service. (3) In the event of a divestiture, the six-month service requirement following a grant does not apply. (4) For U.S. participants, when severance is offered, eligibility for a prorated award is contingent upon the Company receiving a signed Severance and General Release (Release). Without a signed Release, all unvested units are forfeited. If YoU LeaVe CampBeLL, Cont’d If you leave Campbell before the end of the vesting period, your eligibility for EPS units under the LTI Program for the F’18 grant made in October 2017(1) will be affected as shown below: EPS UNITS Resignation Forfeit all units Retirement(2) or Company-Initiated Termination for Reasons Other than Cause (Non-Retirement Eligible)(2)(3)(4) or Total Disability or Death (Non-Retirement Eligible)(2) Termination for Cause Forfeit all units Eligible for full award if employed at least six months following the grant date. Units will remain subject to the vesting requirements, and will be paid in shares after each vesting date if the Company meets the EPS goal for the first fiscal year of the grant. For EPS purposes, the measurement period is the fiscal year. Eligible for prorated award if employed at least six months following the grant date. Units will be prorated for the number of months worked during the three-year graded vesting period applicable to the grant. Prorated units remain subject to the vesting requirements, and will be paid in shares after each vesting date if the Company meets the EPS goal for the first fiscal year of the grant. For EPS purposes, the measurement period is the fiscal year. Company-Initiated Termination for Reasons Other than Cause (Retirement Eligible)(2)(3)(4) or Total Disability or Death (Retirement Eligible)(2)

Executive Compensation Program F’18 LONG-TERM INCENTIVE Program | 12 CHange In ControL The following table summarizes the treatment of awards granted under the LTl Program in the event of a change in control and termination of employment within two years. Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances: (i) the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for descendants of the Company’s founder; (ii) the persons serving as directors of the Company as of a date specified in the agreement, and those replacements or additions subsequently approved by a two~thirds vote of the Board, cease to make up more than 50% of the Board; (iii) a merger, consolidation or share exchange in which the shareholders of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or (iv) a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company. For more information on the treatment of awards under the LTl Program in the event of a Change in Control, please contact the Legal Department. All restrictions lapse immediately and all such units would become fully vested Vesting and lapse of restrictions on, the greater of (i) fifty percent (50%) of any unvested PSUs or EPS units or (ii) a pro rata portion of such unvested PSUs or EPS units based on the portion of the performance period that has elapsed prior to the date of the termination PSUs and EPS Units Time-lapse restricted share units COMPENSATION ELEMENT TREATMENT

Executive Compensation Program F’18 LONG-TERM INCENTIVE Program | 13 KeY terms Committee – The Compensation and Organization Committee of the Campbell Soup Company Board of Directors. Company – Campbell Soup Company and its participating subsidiaries. Dividend equivalents – The amount paid on a unit which is equal in value to the dividend paid on a share of Campbell stock. Key Employee – A U.S.-based executive in level A or B, who is subject to a six-month hold on any unvested grant following termination. Internal Revenue Code section 409A – Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time. This provision of the U.S. Federal tax rules applies to units which, for tax purposes, are a form of nonqualified deferred compensation. LTI award – An award issued under the Plan. LTI grant – The number of units issued to an executive who participates in the LTI Program. S&P Packaged Foods Group – The peer group used to measure our TSR ranking. As of August 2017, the group included the following companies: Campbell, ConAgra, General Mills, Hershey, Hormel, Kellogg, Kraft Heinz, McCormick, Mondelēz International, Smucker and Tyson. Securities and Exchange Commission Rule 144 – Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), is a safe-harbor for affiliates (generally, executive officers and directors) to sell shares of Campbell stock under the Securities Act. For additional information on Rule 144 and its requirements, please contact the Company’s Legal Department. Termination for cause – The termination of a participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Company, (4) gross negligence in the performance of the participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Company, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Company. The determination of whether a participant’s employment was terminated for cause shall be made by the Company in its sole discretion. Vesting – The point at which your right to receive shares is no longer subject to forfeiture.

Executive Compensation Program F’18 LONG-TERM INCENTIVE Program | 14 addItIonaL LegaL terms Entire Agreement – The terms of the LTI Award, the Plan and this Brochure when accepted by you will constitute the entire agreement (the “Agreement”) with respect to the subject matter hereof and supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof. Limits on Transferability – LTI Awards and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. LTI Awards shall not be subject to execution, attachment or other process. Severability – If one or more of the provisions of the Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void. Compliance with Securities Laws – Company stock shall not be issued with respect to this award unless the issuance and delivery of such stock shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance. No Employment or Voting Rights – The Agreement shall not give you the right to be retained in the employment of the Company or its subsidiaries or affect the right of any such employer to terminate you. You shall have no voting rights with respect to the Company’s stock units. Successors – This terms and conditions of the Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder. Internal Revenue Code Section 409A – The terms of the Agreement and the Plan shall be interpreted, operated, and administered in a manner so as not to subject any participant to the assessment of additional taxes or interest under Code section 409A to the extent any such participant or any payment under the Agreement is subject to U.S. tax laws, and the terms of the Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest. Governing Law; Jurisdiction – This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

Executive Compensation Program

STOCK PLAN CONTACT INFORMATION

How To Access Information About Your Grants

UBS is the stock plan administrator for the Campbell Soup Company Long-Term Incentive Program. Restricted stock and stock option transactions are handled by UBS.

Contact Information

PARTICIPANTS NOT COVERED BY THE EXECUTIVE STOCK OWNERSHIP PROGRAM AND OTHER SELLING RESTRICTIONS

UBS Website	http://www.ubs.com/onesource/cpb • View stock option and restricted stock holdings online • Exercise stock options or sell common stock
UBS Call Center 3:00 a.m. - 11:00 p.m. EST Sunday-Friday Stock Market Hours: 9:30 a.m. - 4:00 p.m. EST	U.S. – 1-877-UBS-SOUP (1-877-827-7687) Outside the U.S. 1-201-272-7643 • Exercise stock options or sell common stock

PARTICIPANTS WHO ARE COVERED BY THE EXECUTIVE STOCK OWNERSHIP PROGRAM AND OTHER SELLING RESTRICTIONS

UBS Website	http://www.ubs.com/onesource/cpb • View stock option and restricted stock holdings online • Transactions cannot be executed on line – must call the Executive Services Center
UBS Executive Services Center 8:00 a.m. - 5:00 p.m. EST (Monday-Friday)	1-860-727-1515 • Exercise stock options or sell common stock

Please note: Shares that vested prior to November 20, 2006 remain with the participant's brokerage accounts at his or her broker or Computershare, Campbell's stock transfer agent. The participant must contact his or her broker or Computershare directly to transact these shares.

Computershare Website	http://www.computershare.com
Computershare Phone Number	1-800-446-2617 or 781-575-2723

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